Exhibit 4.1

March 30, 2010

Mr. George Kubin

Vice President

Deutsche Bank National Trust Company

222 South Riverside Plaza, 25th Floor

Chicago, IL 60606

Attention: Corporate Trust Administration

Fax: 312 537 1009

Subject:	Hawker Beechcraft Acquisition Company LLC Senior PIK Election Note
dated March 26, 2007

Dear Mr. Kubin,

Pursuant to clause 1 of the Subject Note, we hereby notify you of our election to pay cash interest for the entire amount of interest due for the interest period beginning April 1, 2010.

Sincerely,

George M. Sellew

Vice President and Treasurer

Hawker Beechcraft Acquisition Company LLC

101 S. Webb Road

Wichita, KS 67201-0085